Exhibit 99.1

SONOSITE, INC.

Moderator: Ann Bugge

October 14, 2003

7:30 a.m. CT

Operator: Good day, and welcome everyone to the SonoSite’s Third Quarter, 2003, Preliminary Financial Results conference call. Today’s call is being recorded.

At this time, for opening remarks and introductions, I would like to turn the call over to Ms. Ann Bugge. Please go ahead.

Ann Bugge: Thank you, operator, and good morning, everyone. This is Ann Bugge with the EVC Group Investor Relations Counsel to SonoSite. Thank you for joining us today.

Before we begin, SonoSite issued a press release after market closed yesterday, October 13th, regarding preliminary results for the quarter ended September 30, 2003. If for some reason you have not received a copy of the press release, please feel free to contact the EVC group at 415-896-6820, and a copy will be sent to you immediately. You can also access the release on SonoSite’s Web site at sonosite.com under the Investor section. There will be a seven-day replay of this call beginning at 10:00 A.M. Pacific Time today, and available through midnight, October 21, 2003. The replay number for U.S. participants is 888-203-1112, and for international participants, 719-457-0820. The access code is 208522.

Additionally, this call is being broadcast over the Internet, and can be accessed via the Company’s Web site at sonosite.com.

I’d like to remind you all that this conference call contains certain projections, or rather, forward-looking statements regarding future events or the future financial performance of the Company. Except for historical information discussed in this conference call, the statements made today contain forward-looking statements that involve substantial risks and uncertainties. Among the factors that could cause actual results or time lines to differ materially are risks associated with product commercialization, competition, litigation and other risk factors listed from time to time in our reports filed with the SEC, including the risks described under the caption,” Important Factors That May Affect Our Business, Our Results of Operation And our Stock Price,” within our most recently filed form 10-K. The forward-looking statements made today represent our judgment as of the date of this conference call. We undertake no obligation to publicly update any forward-looking statements.

Now I would like to turn the call over to Mr. Kevin Goodwin, President and Chief Executive Officer of SonoSite.

Kevin Goodwin: Thanks, Ann, and good morning, everyone. Thank you for joining us on the call. And here with Mike Schuh our CFO, we wanted to give you a preliminary update on the third-quarter results, and provide some guidance for the fourth quarter. After making a few remarks, we will open the call for your questions. Please keep in mind that we are still in the middle of closing our quarter, so we may not be in a position to answer all of your questions with as much detail and precision as we would like. We will be providing further details in preliminary 2004 guidance, beyond the revenue guidance in yesterday’s press release, during our scheduled conference call on October 30th, at 1:30 P.M., Pacific Daylight Time.

Regarding the revenue in the quarter, unfortunately again, we had a shortfall through our top-line revenue guidance that was provided on the July 31st conference call with you. Let me review the factors that led to this result. We had significant business projected in the quarter coming to the U.S. Government, which essentially froze spending as they neared their fiscal year end on September 30th. We estimate this caused approximately $1 million of business to be delayed, which we’re seeing signs of some of that business coming in into Q4.

Our visual procedures revenue came in 700,000 below the plan in Q3. Since a pipeline of opportunities already existed, we over estimated the speed at which the transfer and conversion could occur from our seasoned core reps to this new sales force we’ve set up. We have worked quickly to correct course here. We consolidated the management structure under single Vice President in the latter part of September. This has helped overall efficiency and coordination between the two sales groups, and has helped to streamline decision making. We’ve also recently increased the training we provide to the sales force. We remain optimistic about the opportunities in these markets, but nonetheless, came up short in the plan in the quarter.

We also had expected that a large international order for $1.5 million that we’ve been working on for some time, would close in Q3. We received the purchase order, had a signed contract, the funding commitment for the order and a track record of business with this ministry and the dealer. However when the foreign government missed its payment deadline late last week, we decided to pull the revenue from the quarter. Mike flew back early from a European trip at the end of last week to pull together a preliminary close over the weekend, and we issued the press release yesterday, on Monday. Our fourth-quarter guidance does not include completion of this transaction.

We definitely had some bad luck in terms of expected orders that were projected to book and ship during the quarter. However, more importantly, we could have done a better job of executing during the quarter, particularly in the U.S.; Europe actually improved. And in its plan Q3, the aforementioned order would put them well over plan. In either case, Germany has stabilized and we’re hitting our targets. France and the UK came in over forecast. And the rest of the European markets came in on top of their plan. Only Spain continued to lag. I just reviewed Spain’s business plan last week in conjunction with a seven-day trip to Europe, with the management team, where we reviewed all of our European business operations, and I’m encouraged by the progress there since our last review. Japan, Asia and the ROW markets all came in about as expected.

Other updates – the TITAN rollout. TITAN is doing well, and is increasingly well accepted. We are launching a new feature set in Q4 knows as Release 2.1. These features will add key vascular applications for mobile diagnostic users, and software enhancement for radiology. These capabilities will make a big difference in our potential to capture business at a faster rate in two large market opportunities. TITAN is now accounting for approximately 30 percent of revenue.

TITAN upgrades – as we have mentioned, we’ve had a number of technology upgrades planned for the TITAN. The first of these is 2.05 shipped in September, and with as mentioned before, 2.1 shipping in December. We also will have a new upgrade in April of next year, and a major upgrade a few months later in June. When these upgrades are complete, we believe that the product will be equivalent in many respects with the functional capabilities of cart-based systems that address the $700 million worldwide market for mid-range systems. We firmly believe our sales-to-marketing capabilities will also be stronger to match the product’s improved strengths, and are taking steps to ensure that is the case.

Japan update – we are currently negotiating with three specific companies to partner with us in this market that represents a potential $600 million opportunity. We’ve also filed the applications for product licenses in SonoSite’s name in order to sell the new products once our new agreements are in place.

Fourth, we are also analyzing carefully additional distribution expansion opportunities in 2004, in key geographic markets where we see opportunities that can be exploited profitably, and with similar prices that we have seen elsewhere in the world.

I would like to now turn the call over to Mike Schuh, who will provide further details on some of our preliminary financial results, as well as provide you with our guidance on the fourth quarter, and revenue outlook for 2004. Mike.

Mike Schuh: Thank you, Kevin. Here’s how we see the quarter coming together at this time. And I would like to remind everyone that we are still in the process of closing the quarter. We estimate our revenue to be approximately 20 million. Both the U.S. and European revenues grew greater than 20 percent in comparison to Q3 of 2002.

As I mentioned in our Q2 conference call, Japan continued to pull down our quarterly gross rates. Our gross margins, in third quarter, increased significantly over last year’s third quarter, and are expected to exceed 63 percent, which is an estimate, not a final number. We continue to believe we can raise gross margins going forward. This is one of our key initiatives for 2004.

In terms of operating expenses, expense management continues to be a focus with operating expenses coming in as planned in Q3, and which were below last quarter’s level, as well as last year’s Q3. We continue to make good on these commitments.

In terms of guidance, we are providing the following guidance for Q4 and 2004 revenue. For the fourth quarter we expect sequential revenue growth of approximately 30 percent, and further improvements in margins over our anticipated Q3 margins. We expect operating expenses to be about level with the fourth quarter of 2002, of approximately 14.4 million.

For 2004, our goal is to increase revenues by a minimum of 25 percent. We’ll provide additional details of our preliminary 2004 outlook during our third-quarter conference call on October 30. This revised guidance is based on a full review of our prospects that was conducted over the weekend. We’re taking a conservative approach, and believe this guidance to be very achievable.

Now I’d like to turn to it back to you, Kevin.

Kevin Goodwin: Thanks, Mike.

We have tried to share with you what we know at this time. Again, we are disappointed with the way the quarter turned out. We feel we could have done better. We believe that we’ve learned from our mistakes, and that we are taking the appropriate steps to address the situation. We’re striving to show substantial progress, in this regard, during the fourth quarter.

We’ll now open the call for your questions.

Operator: Thank you. Today’s question-and-answer session will be conducted electronically. To ask a question, press the star key, followed by the digit one on your touch-tone phone. Please make sure your mute function is turned off so your question will register in the queue. Again, that’s star, one if you’d like to ask a question.

Our first question, Bruce Jacobs, Deutsche Bank.

(Jason Robins): Hey, good morning guys. It’s actually (Jason Robins) sitting in for Bruce. Just was wondering if you could comment on some of what you’re seeing vis-a-vis TITAN adoption in the field. This quarter, I think TITAN represented about 30 percent of sales. It seems that the ramp is coming along. Was also wondering, was the shortfall in the sort of U.S. Government orders, were those TITAN systems, or were they one of your other systems?

Kevin Goodwin: The shortfall on the U.S. Government side was not TITAN systems. It was predominately 180PLUS units. The TITAN adoption, in our opinion, is coming along fine. The 180PLUS continued to do well along side that. You know we have certain hospital purchasing cycles that are fairly long. There’s been a tendency on our rep’s part to go ahead and let the order that was originated in that purchase cycle close as is, and not reopen the issue by going back with the TITAN. So we’ve had, you know, a bit more 180PLUS business than we originally forecasted. But that’s not a problem; it’s just the way things have slowed.

As far as the adoption is concerned though, we’re very encouraged. We’re not losing business in any significant way. When we’re out there in competitive scenarios, the people’s response to the product has been very good. We do have customers that are waiting to see the 2.1 release, which adds key vascular capabilities. We know that a small percentage of people really wanted to see that this fall before they finalized their purchase orders with us. So I would say we’re quite encouraged. Upon reviewing the situation just last week in Europe, in you know, basically less than 90 days, the response of the market to the product has gone from interested to very interested in terms of questions we’re getting from customers, level of interest we’re getting at trade shows, et cetera. And we feel pretty good about that product.

(Jason Robins): And has TITAN begun to sort of actually – or have you begun to actually close some sales on TITAN in Europe at this point? Or are we still waiting for some software upgrades over there?

Kevin Goodwin: No, we’re closing sales. It’s been slower in Europe than the States. But that was projected to happen that way. Things just don’t go as fast, particularly given the tendering process. But you know, what we observed last week – I was in a trade show in France – and we had a very high level of interest. I asked the French sales force, for example, what has been the response? And they said, you know, ninety days ago, it was questions about what the product can do. Now they want to know the price and delivery times and things like that. So we’re moving along. I mean things are unfolding in a fairly natural way, I believe.

(Jason Robins): OK, fair enough, Kevin. And just one more quick question on the iLook product line, the visual-procedures group. Are your reps spending a lot of time out there sort of just educating docs at this point? Or where are sort of some of the fault or the vis-a-vis plan coming? Is that the clinical sales reps aren’t getting traction or time with the docs, or is it just more on the execution side?

Kevin Goodwin: It’s execution. We had some fumbles moving the pipeline from our core sales reps – who by the way are very busy with the TITAN – to our new visual-procedure sales reps, and we just didn’t make that happen the way we should have. And as a result, we just didn’t execute. And we took immediate action. By the end of August we noticed this problem enough to where we took action early September. We’ve already seen improvement. So it’s execution.

(Jason Robins): OK. Thanks very much, guys.

Operator: Our next question, Alan Robinson, Delafield Hambrecht.

Alan Robinson: Good morning.

Kevin Goodwin: Good morning, Alan.

Alan Robinson: Kevin, just to hawk back to the TITAN situation again – are you getting – I remember when the product was first rolled out that you had a tentative goal of about 50 percent of revenue coming from TITAN. Is that now a goal that’s really been sort of pushed down into the latter end of 2004 as you roll out version 2.1 of the upgrade?

Kevin Goodwin: Well I think, Alan, we’re just going to see a rising proportion of our revenues comes from the TITAN. And you know, we may have over estimated how fast that conversion would take place. But essentially, the quoted business is moving in the direction of TITAN, three for one the U.S.A. We just reviewed again Europe in detail. And a majority of the countries over there are moving toward TITAN. U.S. is expected to be toward 50 percent here sooner than everyone else. And all I can really say about it is it’s going in the right direction. 2.1, which releases this fall, is only going to help it. The release is coming in April of next year, and June of next year are going to further enhance it. And I would say by mid-year and beyond, we ought to have a TITAN-dominated revenue portfolio I would think.

Alan Robinson: OK. And could you just give a little more color on the measures that you’ve already taken to address the problems in the domestic sales channel?

Kevin Goodwin: Sure. Well we consolidated the visual-procedures sales force under Dan (Walton), who has been running the core organization. We’ve held detailed planning and evaluation meetings to look at each territory with a high level of granularity to make sure we understand exactly what projects are forecasted, and who’s going to do what. We’ve rationalized who’s covering what accounts, and what territories, a little more to make sure that we’re being efficient. We don’t have reps on the visual-procedure sites flying all over the place. So in general it’s just, you know, we try this method. And we have made some adjustments to the process. We had them in this weekend, for example, for training, which is just normal course for us. We train our folks a lot. And you know, our seasoned reps on the core side are going gangbusters in our own deal with TITAN, and making a lot of progress. It hasn’t all materialized with revenue yet, but we think it will. And so, you know, we’re just sticking with the basics, and making sure that if there’s anything in our way from being effective, we do something about it, and as fast as possible.

Alan Robinson: OK. Do you think this is a problem that would go away more easily if you spent more money on the sales channel?

Kevin Goodwin: No, I don’t think more money is the answer. I think better organization and execution is the answer.

Alan Robinson: OK, great. I’ll get back in line, thanks.

Operator: Our next question, Kate Sharadin, Pacific Growth.

Kate Sharadin: Good morning, everybody.

Kevin Goodwin: Hello, Kate.

Kate Sharadin: Just wondering if you can help us out. How much visibility do you have on a couple of things, for instance, the International Deal, and if that is really just a timing issue? Does your dealer have a really good sense of, you know, what’s happening there?

And then also, just on the Government issues, I mean you sound like you’re seeing some of that not get pulled through into the fourth quarter. And I was just wondering what the feed is, and how well you can recognize, you know, what the Government is doing right now?

Kevin Goodwin: Well we’re – our visibility and understanding of the U.S. Government’s behavior is pretty good. We do well in that sector. I must admit we were surprised by what was really a last-second freeze, sort to speak, or a last-second budget delay, which wasn’t anticipated by us, and frankly by them. So I’d say our visibility is pretty good there. On the international side, I’d say our visibility is not quite as good on this order, except that we’ve done business with all of these parties before, and we’re one step away from receiving funds. And for some reason, again, surprised when that didn’t happen. So we preferred to not take a risk, and take a more conservative track. You know, we’re cautiously optimistic about that order, but we want to be conservative.

Kate Sharadin: OK. And then going into the fourth quarter we’ve got – it looks like you’ve got some nice introductions now going into the – for instance the RS&A show. And I’m just curious, could this be some significant potential in that maybe people are waiting for a new release the first week of December? And do you have – I guess, does the pattern in sort of the end of the quarter, is there enough opportunity coming out of, maybe being in the first week of December, with new releases in the quarter, I guess to maybe capture some business that might have waited for the new releases?

Kevin Goodwin: I think so. I think so, and here’s why. We will have the demonstration-unit versions of this software out there fairly soon. That gives reps the opportunity to show the customer. And we’ll have final release for shipment here in December. And we have the RS&A coming up, which will be a big, big show for us. I’ll be there this year, and that will allow us to put the capabilities on display. And it tends to be, you know, a final-decision show for a lot of buyers. So yes, we’re pretty encouraged. It’s the bigger seasonal portion of our business in America. The RS&A is a, you know, global platform for us to show this new capability set off. And we have reps literally demonstrating right now. So this will be a better quarter, we think for sure. We ought to improve our rate of capture, speed of capture, and that’s what we’re expecting to do.

Mike Schuh: And Kate, if I could add, we have actually sold some of these product features already, and we’ve got that revenue deferred. So we’ve actually had customers, who we’ve showed the features to, actually buy it in advance of its release.

Kate Sharadin: OK. And Mike, just – with the expense issue in the fourth quarter, I forgot that quote. Did you say, “Flat with Q4, 02,” before?

Mike Schuh: Yes.

Kate Sharadin: Yes, with 14, OK, great. Thanks very much.

Operator: Our next question, Del Warmington, Delaware Capital Management.

Del Warmington: Yes. One quick question – revenues which were missed in the third quarter, should I assume that you’ll recognize in the fourth quarter?

Mike Schuh: Well, at this stage, we’re taking a conservative posture on that. We think it could happen, but we’re not guaranteeing that, just because we’re not going to forecast the way Governments are going act. You know, while our visibility is pretty good with the U.S. Government, and not bad internationally, we’ve already been burned once, so we’re going to take a conservative posture. We’re certainly hopeful.

Del Warmington: So the 30 percent doesn’t reflect these orders then?

Mike Schuh: No.

Del Warmington: OK. And one last question – could a (mistrial) of the landscape, in terms of competitors, or are there new pressures in terms of pricing to you guys?

Kevin Goodwin: No. There’s no new pressures in terms of pricing that we’re aware of. And you know we certainly are growing more competition just because of our success. So for example, there are segments that the cart companies are trying to get into as a result of SonoSite’s arrival on the scene. Qualitatively speaking, we are not finding, through various surveys of our reps, that we’re losing a lot of business. It’s taking a little longer to get decisions made because of the increased competition. But you know, generally we feel pretty good about our position, particularly as our product enhancements come out. It’s just going to strengthen our hand.

Del Warmington: Thanks a million.

Operator: Our next question, Robert Toomey, RBC Dain Rauscher.

Robert Toomey: Hi, good morning.

Kevin Goodwin: Hi, Bob.

Mike Schuh: Hello, Bob.

Robert Toomey: Can you go over, Kevin, the software upgrade you have coming for TITAN over the next, I guess it’s about six months, right?

Kevin Goodwin: Right.

Robert Toomey: Can you please comment on what those are again?

Kevin Goodwin: Yes. The 2.1 upgrade, which is demonstrating this quarter, literally now, that is we have demo units out there we’ll ship it in December with final software release – adds vascular capabilities to do exams of the carotid artery and the leg veins and such with certain features and capabilities that are really necessary in the main-stream market; the ability to steer the color, the ability to look at the image and the vessel at the same time on the screen, things like this. We call it 2.1. It’s a much-needed capability that we think will really enhance our position with vascular-application users.

Then in April, we have a major obstetrics and gynecology software release coming out, which will basically put the final touch on our products for OB configurability.

And then in the second quarter, we’ve got continuous-wave Doppler, and basically the cardiology capabilities that we already have on the 180PLUS, arriving on the TITAN. And that’s going to be very important, because about 40 percent of our international business needs to have that capability along with other capabilities. So as we were trying to imply, when that release arrives, you’re going to have a fully-rounded product with nothing missing, and all the other benefits of a devise that weighs seven pounds, has high-performance high durability, high reliability and a lot of other attributes that customers seem to be very interested in. So you know, we’ve got a couple more steps to take, and we’re in a great position, we think.

Robert Toomey: You mentioned earlier that you’ve seen a little bit of stepped-up – I don’t know what the word you used, Kevin, I don’t know if it was pressure from cart-based machines, or can you elaborate a little bit on what you see going on there? I know it doesn’t seem to be seriously affecting your market position or your sales, but are they – what do you see going on there with some of the other in reaction to TITAN in particular, from the cart-based guys?

Kevin Goodwin: Well even, Bob, before TITAN, we have, in the last 12 months I think, attracted increased attention, because the cart market, particularly the high-end cart market, doesn’t seem to be growing much competition as heavy. So these folks are trying to get volume anywhere they can get it. So you know, they’ve shown up in segments that we’re really focused on, and really effective at, and tried to get in there. It does not have the effect of taking a lot of business from us. It’s just had the effect of maybe lengthening some decision cycles. And so at this stage, that’s really the position I would take on it. You know, we don’t have reps or regional managers or country managers saying we’re getting beat. We certainly have people saying that, when the 2.1 release arrives, it’s really going help us a lot, and so on with the other releases. So you know, form my advantage point, Bob, the only thing we didn’t do to stay focused and not flinch, because as every month passes we get stronger. And our competitive advantages are going to rise with this product.

Robert Toomey: OK, thanks. And one last question I had was, on the expense, your expense projections for Q4 seem to be – well they’re quite a bit higher than I had in my model, and I’m just wondering, can you elaborate a little bit more on why they’re going to be up more so than we had expected?

Mike Schuh: Well I think, Bob, with the last call we said that the expenses would be below what they were, sort of last year, and even in the first half. And naturally, with the rise in revenue in Q4, you’ve got a lot more in terms of compensation from the sales force. We’re also incurring, in terms of, you know, our European travels, as well as really spending a lot of time on the international side a bit more in terms of travel expense as we move forward addressing markets. Particularly we’re being very aggressive in solving our problems in Japan. And so we’re really spending a lot of time in focusing a lot of energy there. So they shouldn’t be up too much more, but we’ve built in a little bit of a cushion to give us that flexibility of moving and adapting to the things that we see as we approach Q4 and the opportunities that are there.

Robert Toomey: OK. And one last question if I might. Kevin, it seems like in the statement you put out yesterday, you kind of, you talked about 25-percent growth. You know in the past we’ve talked about somewhat faster growth than that. Why do you feel that 25 percent is conservative?

Kevin Goodwin: Well we think 25 percent is the minimum (fairly), Bob. And I actually personally, you know, we have not retreated from our aspirations.

Robert Toomey: OK.

Kevin Goodwin: We’re definitely trying to be more conservative in our predictive skills. I think we could have done a betting job historically that way. But you know, we’ve added a – (Skip Krause) is the International VP. We’ve added stronger marketing talent. The HR executive we’ve hired has been hired for one primary reason. That’s to help us acquire more talent. And we’re going to scale this business, certainly very aggressively. But we’re going to make a concerted effort to do a much better job of being conservative on our estimates. But it’s obviously one of our opportunities for improvement.

Robert Toomey: OK, thank you very much.

Operator: As a reminder, star, one on your touch-tone phone for questions.

Our next question – Greg Eisen, Safeco Asset Management.

Greg Eisen: Thanks. Good morning to everyone. Good morning, Mike.

Mike Schuh: Good morning, Greg.

Greg Eisen: As you described the software upgrades you’re putting in for the TITAN, it kind of reminds me of the upgrade pattern you had of the 180 as it rolled through, adding in these module of things like continues-wave Doppler.

Kevin Goodwin: Right.

Greg Eisen: And I guess what I’m wondering is, looking back in time, did you see customers for the 180 kind of just sit on their hands and wait for these upgrades to be in place before they would act? And was that a key driver of the sales growth when it did accelerate, the fact that you brought these upgrades in? And so would we therefore – would it be reasonable to expect that the potential TITAN customers may be looking at the TITAN the same way as they did with the 180?

Kevin Goodwin: Yes that’s pretty accurate, Greg. I mean, in the industry we’re in, medical device, most physicians, and other who buy and use these products, want to see it before they buy it. And unfortunately, many that have come before us have made a lot of promises, but not necessarily a lot of delivery. So we’ve had a track record delivery our capabilities on time. But nonetheless, as every month passes and we add these capabilities in Quarter 4, Quarter 1 and Quarter 2 next year, that just strengthens out hand, because we can put it right out in front of them. They see it. They believe it, and the probability of success rises. That’s really the way it goes with us.

Greg Eisen: Would you expect customers to buy the TITAN, as it is now, with the expectation of paying a few bucks more for the upgrade when that comes along? Is that a kind of quid pro quo in how you sell it right now?

Kevin Goodwin: It has been somewhat. And people actually have done that. So there have been some customers who have purchased the product with the capability expected down the road. And as Mike mentioned, that revenue defers. But you know, these upgrades actually open new markets. And so, if you think of it like this, if we go through each quarter, our footprint potential broadens out, and our ability to capture it will get a little easier because we’re right in front of the customer with the capability. And you know, we’ve had customers already say, “That’s the product I want. Are you going to have X capability?”

We say, “Yes.” “When is X coming?” And we give them a date that we say we can live by, which of course we’ve done pretty well on. And, you know, we’ve certainly have had some that (byed). But it’s going to get easier as we add these capabilities.

Greg Eisen: I see, I see. Has TITAN pricing been on plan, as you see it?

Kevin Goodwin: Yes, on or above. It depends on the countries, but on or above will be the way I’d call it.

Greg Eisen: On or above.

Kevin Goodwin: Right.

Greg Eisen: OK. I’ve got a couple other questions. I know I’ve got them written down here somewhere. The visual-imaging staffing issue – did you bring on the number of people that you originally planned? And have you had any turnover of that staff, the sales staff, since you brought them on? Is that part of the problem? Any trends there?

Kevin Goodwin: No. It was strictly an hand-off executional issue. We have – you know, we’re somewhat gluttons for punishment, Greg. We launched the TITAN in the second quarter. We all worked really hard the first half to get all that work done. In the second half, the initiative was to get the visual-procedure sales force up and running. And you know our core market group, which is pretty seasoned now, had the task of, you know, transferring their business from visual procedures to these new folks. The new folks were hired and trained, and then trained again here this weekend. And that just didn’t go as well as it needed to. And you know, we’ve learned from that, and certainly made some adjustments. But certainly have also learned some lessons.

Greg Eisen: It’s the visual-imaging sales group has a slightly different sales model than the core business?

Kevin Goodwin: That’s right.

Greg Eisen: And you were doing outbound telemarketing sales to establish those leads? First question, is that business model still valid in your mind? And does the telecommunication, do-not-call list impact that opportunity at all?

Kevin Goodwin: No. That model’s progressing, and the do-not-call issue does not affect us at this stage. It’s, you know, we typically are able to reach people who have expressed an interest. We’re not blind calling. And you know, we’re using that telephone model to facilitate. And that seems to be making progress.

Greg Eisen: OK, so it’s not blind calling, so you are legally entitled to make those calls?

Kevin Goodwin: That’s correct.

Greg Eisen: OK. Turning to Japan – I guess if my memory serves from the last call, you said that you thought you could have your new lineup of distributors in place, and the transfer of the licenses into your name pretty much all wrapped up by the beginning of ‘04 more or less.

Kevin Goodwin: That’s right.

Greg Eisen: Do you still expect that to be so?

Kevin Goodwin: Yes, absolutely.

Greg Eisen: You do? OK, that’s good. I think that was it for my questions. Let someone else go. Thank you.

Kevin Goodwin: OK.

Operator: Again, that’s star, one for questions.

Having no further questions, Mr. Goodwin, I’d like to turn the conference back over to you for any additional or closing comments.

Kevin Goodwin: Well, thanks everyone for your attendance this morning, your patience with us. We’ll look forward to coming back on the conference call, official conference call, on the 30th, at which time we’ll provide you more detail in the third quarter, fourth quarter, as well as 2004. Good day.

Operator: This does conclude today’s conference. Thank you for your participation. You may now disconnect.

END